PDI CONTACT:	INVESTOR CONTACT:
Amy Lombardi	Paula Schwartz
PDI, Inc.	Rx Communications Group, LLC
(862) 207-7866	(917) 322-2216
Alombardi@pdi-inc.com	pschwartz@RxIR.com
www.pdi-inc.com

PDI Announces David Kerr, SVP,
Business Development, to Leave

PARSIPPANY, N.J., May 13, 2011 – PDI, Inc. (Nasdaq: PDII) today announced that, effective June 3, David Kerr, Senior Vice President of Business Development, will be leaving the company for family reasons. PDI has begun a search for his replacement, and Kerr will provide assistance in the transition process. Kerr has been in his current position since joining PDI in April 2009.

“We want to thank David for his many contributions in the transformation of PDI over the last several years,” said Nancy Lurker, Chief Executive Officer of PDI. “David has been an insightful and dynamic leader, and he will be missed.”

About PDI, Inc.
PDI, with its interactive digital agency Group DCA, is a leading provider of integrated multi-channel promotional outsource services to established and emerging health care companies. The company is dedicated to enhancing engagement with healthcare practitioners and optimizing commercial investments for its clients by providing strategic flexibility, innovative multi-channel promotional solutions, and sales and marketing expertise. For more information, please visit the company's website at http://www.pdi-inc.com.